CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-8 of our reports dated January 29, 1999, on our audits of the combined financial statements of the Berg Properties (Predecessor) as of June 30, 1998 and December 31, 1997, and for the six months ended June 30, 1998 and each of the two years ended December 31, 1997, which appear in such Registration Statement. We also consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (File No. 333-52835-99) and Form S-3 (File No. 333-41203) of our reports dated January 29, 1999, on our audits of the combined financial statements of the Berg Properties (Predecessor) as of June 30,1998 and December 31, 1997, and for the six months ended June 30, 1998 and each of the two years ended December 31, 1997, which appear in such Registration Statements.


San Francisco, California               /s/ PricewaterhouseCoopers LLP
June 9, 1999